UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __________)

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Vote your proxy, make your voice heard

Published May 8, 2015

As Southern Company investors with a voice in matters important to the future of the business, employee stockholders should vote their proxy as soon as possible.
If you hold shares of Southern Company stock in the Employee Savings Plan, you should have received an email from THE SOUTHERN COMPANY with the subject line, “THE SOUTHERN COMPANY Annual Meeting.” The email contains a link to the proxy statement and instructions for voting online.
Employees are encouraged to read the proxy statement before voting and vote as early as possible. Voting may be completed via the Internet, phone or mail. Internet voting is accepted up to 11:59 p.m. EDT on May 26.
Voting totals will be announced at the 2015 Southern Company Annual Meeting, which will be held on May 27.
Seven items are being considered in this year’s proxy; a brief summary of each item is included below, along with the board of directors’ recommended vote. Stockholders can vote or abstain on each item.

Item No. 1: Election of 15 Directors. Each nominee holds or has held senior executive positions, maintains the highest degree of integrity and ethical standards, and complements the needs of Southern Company. Through their positions, responsibilities, skills and perspectives, these nominees represent a board of directors that is diverse and possesses appropriate collective knowledge and experience. For more information, view pages 1-8 of the proxy statement.
Board Recommended Vote: “For” the nominees listed in Item No. 1.

Item No. 2: Approve The Southern Company Outside Directors Stock Plan. The purpose of the Outside Directors Stock Plan is to provide a mechanism for non-employee directors to automatically increase their ownership of common stock and thereby further align their interests with those of Southern Company’s stockholders. For more information, view page 9 of the proxy statement.
Board Recommended Vote: “For” Item No. 2.

Item No. 3: Approve Amendment to the Bylaws Related to the Ability of Stockholders to Act by Written Consent to Amend the Bylaws. The board of directors has determined that it is in the best interests of Southern Company and its stockholders to amend the bylaws to permit stockholders to take action to amend the bylaws without a meeting by the written consent of holders of not less than the minimum number of the issued and outstanding shares that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. For more information, view pages 9-10 of the proxy statement.
Board Recommended Vote: “For” Item No. 3.

Item No. 4: Advisory Vote on Named Executive Officers’ Compensation. Southern Company believes its compensation program provides the appropriate mix of fixed and short- and long-term performance-based compensation that rewards achievement of Southern Company’s financial success, business unit financial and operational success, and total shareholder return. Southern Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers. For more information, view page 24 of the proxy statement. For more information on executive compensation, view pages 26-70 of the proxy statement.
Board Recommended Vote: “For” Item No. 4.

Item No. 5: Ratification of Independent Auditor for 2015. The Audit Committee has appointed Deloitte & Touche LLP (Deloitte & Touche) as Southern Company’s independent registered public accounting firm for 2015. This appointment is being submitted to stockholders for ratification, and the Audit Committee and the board of directors believe that the continued retention of Deloitte & Touche to serve as Southern Company’s independent registered public accounting firm is in the best interests of Southern Company and its stockholders. For more information, view page 71 of the proxy statement.
Board Recommended Vote: “For” Item No. 5.

Item No. 6: Stockholder Proposal on Proxy Access, if properly presented. Stockholders submitted a non-binding, or "advisory," proposal requesting the board of directors to adopt a "proxy access" bylaw that would require Southern Company to include certain stockholder-nominated director candidates in its proxy statement. Proxy access is an untested governance feature for U.S. companies and it should not be implemented in the absence of a compelling rationale. The proponent’s proxy access proposal does not seek to remedy any specific governance or performance deficiency at Southern Company. Southern Company already has significant corporate governance practices that protect stockholder rights and interests. Implementing proxy access on the terms of this proposal could negatively affect Southern Company’s corporate governance. For more information, view pages 73-76 of the proxy statement.
Board Recommended Vote: “Against” Item No. 6.

Item No. 7: Stockholder Proposal on Greenhouse Gas Emissions Reduction Goals, if properly presented. Stockholders submitted a non-binding, or "advisory," proposal requesting that Southern Company adopt goals for reducing total greenhouse gas emissions and report to stockholders on plans to achieve these goals. The board of directors does not believe it is in the best interests of Southern Company or its stockholders to independently establish at this time voluntary, absolute quantitative goals for reducing total greenhouse gas emissions from the Southern Company system’s operations. A separate report as requested in the proposal regarding plans to achieve such goals would not be an efficient use of additional resources or add value to Southern Company’s current efforts in this area. For more information, view pages 76-78 of the proxy statement.
Board Recommended Vote: “Against” Item No. 7.

If you have any questions regarding the proxy, call Meredith Odom at 404-506-0791 or Will Ledbetter at 404-506-0849.
Note: You may receive multiple communications (electronically and/or mail) containing proxy materials and voting instructions for each type of account in which you hold shares of Southern Company stock. Please review each communication carefully (as it is likely not a duplicate) and be sure to vote all of your shares in each of your accounts.